EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Playtex Products, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-88806, 333-31703 and 333-32114) on Form S-8 of Playtex Products, Inc.
of our report dated January 26, 2001, relating to the consolidated balance sheets of Playtex Products, Inc. and subsidiaries as of December 30, 2000 and December 25, 1999, and the related consolidated statements of earnings, changes in stockholders' equity and accumulated other comprehensive earnings and cash flows for the twelve months ended December 30, 2000, December 25, 1999 and December 26, 1998 and related consolidated financial statement schedule, which report appears in the December 30, 2000 annual report on Form 10-K of Playtex Products, Inc.

New York, New York
March 23, 2001